Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, October 21, 2008, 3:05 pm Central Time	Contact: Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD THIRD QUARTER RESULTS;

NET REVENUE INCREASES 18% TO $15.5 MILLION

NET INCOME INCREASES TO $1.7 MILLION OR $0.11 PER SHARE

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2008. Highlights of the third quarter and other recent events include:

•	Achieved record net revenue of $15.5 million, up 18% from the third quarter of 2007.
•	Achieved record net income of $1,722,000, or $0.11 per diluted share, an increase from net income of $15,000 in the third quarter of 2007.
•	Achieved operating positive cash flow of $1,187,000.
•	Announced plans for the launch of two new products in the fourth quarter and 10 new products during 2009.

Commenting on the results, Vascular Solutions Chief Executive Officer Howard Root said: “The third quarter was the most positive and profitable quarter in Vascular Solutions’ eight years as a public company. Without the distraction and expense of litigation, the third quarter’s double digit sales growth, strong gross margin and excellent cost controls flowed directly into an 11% operating margin, $1.7 million net income, and $0.11 net income per fully diluted share. Looking forward, we believe that the third quarter is just the beginning of what we can deliver with our strategy, and that with our planned new products, new distribution opportunities and improved operational efficiencies we can deliver consistent and increasing profitability for the foreseeable future.”

Net revenue from hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Thrombi-Gel®, Thrombi-Pad™ and D-Stat Radial™ products) was $5.7 million during the third quarter, a decline of 4% from the third quarter of 2007. “The three causes for the decline were the continued reduction in sales of our Duett™ sealing device, the as-planned conversion from hospital pricing to distributor pricing in Germany, and a modest decline in shipments of Thrombi-Gel to King Pharmaceuticals. D-Stat Dry sales were essentially constant on a sequential quarter basis, as we have maintained our leading market share in the face of intense price competition from the non-thrombin patches,” commented Mr. Root.

Net sales of extraction catheters (primarily consisting of the Pronto® V3 extraction catheter) were $3.8 million in the third quarter, an increase of 45% over the third quarter of 2007. “We continue to see growth in the aspiration catheter market resulting from broader acceptance of the clinical benefits. We believe that our extraction catheter product line will continue to deliver substantial sales growth in the fourth quarter and into 2009,” Mr. Root stated.

Net sales of vein products (primarily consisting of the Vari-Lase endovenous laser console and kits) were $2.4 million in the third quarter, an increase of 14% over the third quarter of 2007. “Sales of the disposable components of our vein products were strong in the third quarter, even in spite of the normal summer slow down in varicose vein procedures. With litigation now resolved, we have solidified our position within the endovenous laser market, and we expect our growing product portfolio combined with our excellent clinically-based nationwide direct sales force will result in continued growth,” commented Mr. Root.

Net sales of access products (primarily consisting of micro-introducer kits, specialty guidewires and snares), were $1.6 million in the third quarter, an increase of 106% over the third quarter of 2007. “In the third quarter we launched the Expro Elite™ snare as a complement to the Micro Elite™ snare that we launched in the second quarter under our distribution agreement with Radius Medical Technologies. We expect access products will continue to be our fastest growing product category on a percentage basis throughout 2009, with our most recent product, the GrebSet™ micro-access kit, scheduled for launch in the fourth quarter,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters and Twin-Pass® dual access catheters), were $1.1 million in the third quarter of 2008, an increase of 53% over the third quarter of 2007. “During the third quarter we benefited from broader clinical use and substantially increased sales of the Gopher™ support catheter, and we also completed the worldwide launch of the Gandras™ catheter with excellent clinical reception. Looking forward, we expect to launch the Minnie™ support catheter in the fourth quarter, a product that has the potential to add $5 million in annualized sales to this category,” Mr. Root added.

Gross margin across all product lines was 66.0% in the third quarter of 2008, down from 66.6% in the third quarter of 2007, principally due to product selling mix. Based on projected selling mix across products, gross margin on product sales for the fourth quarter of 2008 is expected to be between 65% and 66%.

Net income for the third quarter was $1,722,000, or $0.11 per share, compared to net income of $15,000, or $0.00 per share, in the third quarter of 2007. During the third quarter of 2008 the company expensed $453,000 of stock-based compensation expense. As adjusted (excluding stock-based compensation expense and assuming a fully-taxed rate of 38%) net income was $1,362,000 or $0.08 per fully diluted share in the third quarter of 2008, increasing from adjusted net income of $356,000 or $0.02 per fully diluted share in the third quarter of 2007.

Regarding future guidance, net revenue for the fourth quarter is expected to increase to between $16.3 million and $16.6 million. Net income in the fourth quarter is expected to increase to between $0.13 and $0.15 per fully diluted share, with corresponding adjusted net income expected to be between $0.09 and $0.11 per fully diluted share. The company is issuing preliminary 2009 guidance for net revenue to be between $70 million and $72 million, net income per diluted share to be between $0.56 to $0.64, and adjusted net income per diluted share to be between $0.40 and $0.45. “Looking into 2009, we have 10 new products that we plan to launch in the U.S. during the year, with the majority of these also scheduled for launch in our major international markets during 2009. We believe that we have the devices either on the market or in development that will allow us to achieve $100 million in annualized net revenue before the end of 2010,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com. An audio replay of the call will be available until Tuesday, October 28, 2008 by dialing 1-888-203-1112 and entering conference ID# 9467807. A recording of the call will also be archived on the company’s web site, www.vascularsolutions.com until Tuesday, October 28, 2008. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company’s view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenue:
Product revenue	$15,089	$12,529	$43,698	$37,617
License and collaboration revenue	376	597	1,120	891
Total revenue	15,465	13,126	44,818	38,508

Product costs and operating expenses:
Cost of goods sold	5,130	4,187	15,071	12,505
Collaboration expenses	138	358	506	358
Research and development	1,530	1,160	4,550	3,998
Clinical and regulatory	792	813	2,402	2,324
Sales and marketing	5,090	4,838	15,477	14,451
General and administrative	1,037	1,695	3,771	3,842
Litigation	—	74	1,484	5,764
Thrombin qualification	—	7	—	136

Operating income (loss)	1,748	(6)	1,557	(4,870)

Interest expense	(10)	(35)	(52)	(120)
Interest income	28	126	168	324
Foreign exchange loss	(22)	—	(22)	—
Income (loss) before tax	$1,744	$85	$1,651	$(4,666)

Income taxes	(22)	(70)	(162)	(158)
Net income (loss)	$1,722	$15	$1,489	$(4,824)

Net income (loss) per share - basic	$0.11	$0.00	$0.10	$(0.32)
Weighted average shares used in calculating - basic	15,581	15,260	15,517	15,191
Net income (loss) per share - diluted	$0.11	$0.00	$0.09	$(0.32)
Weighted average shares used in calculating - diluted	16,044	15,844	15,885	15,191

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$5,598	$5,286
Restricted cash	—	5,473
Accounts receivable, net	7,685	7,363
Inventories	10,640	8,307
Prepaid expenses	1,378	810
Total current assets	25,301	27,239
Property and equipment, net	3,709	3,846
Intangible assets, net	193	193
Total assets	$29,203	$31,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$7,947	$12,709

Total long-term liabilities	5,308	5,744

Shareholders’ equity:
Total shareholders’ equity	15,948	12,825
Total liabilities and shareholders’ equity	$29,203	$31,278

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to litigation and stock-based compensation, but includes assumed taxes on net income using a 38% tax rate for 2008 and a 39% tax rate for 2007.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP net income (loss)	$1,722	$15	$1,489	$(4,824)
Litigation expense	—	74	1,484	5,764
Stock based compensation	453	417	1,332	1,076
Thrombin qualification expense	—	7	—	136
Adjusted income taxes expense	(813)	(157)	(1,536)	(742)
Non-GAAP adjusted net income	$1,362	$356	$2,769	$1,410

On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the company’s Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4.1 million with respect to Vascular Solutions’ activities. Through the quarter ended March 31, 2008 the company had expensed $5.826 million as an estimate of litigation expenses in this matter, representing the amount of the jury’s verdict together with management’s estimate of Vascular Solutions’ attorneys’ fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11, 2007 and pre-judgment interest. The Company entered into a settlement with Diomed in April 2008 dismissing all claims and appeals by each side for a one-time payment to Diomed of $3.586 million, resulting in a litigation gain of $1.659 million in the second quarter of 2008. Due to the one-time nature of the litigation expense and gain, management believes it is useful to exclude the litigation expense and gain from adjusted net income.

On June 4, 2008, the Company entered into a settlement agreement with VNUS Medical Technologies resulting in a payment of $3.116 million to VNUS as an agreed royalty concerning Vari-Lase products shipped in the U.S. through the end of the first quarter of 2008. On-going royalties related to Vari-Lase products shipped in the U.S. starting in the second quarter are included as cost of goods sold. The amount paid for prior quarters was recognized as litigation expense in the second quarter of 2008. Due to the one-time nature of the litigation expense, management believes it is useful to exclude the litigation expense from adjusted net income.

Beginning January 1, 2006 the company has recognized stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. The company incurred stock-based compensation expense of $453,000 and $1,332,000 for the three months and nine months ended September 30, 2008, respectively.

Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation expense in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the company’s performance over different periods, particularly when comparing this period to periods in which the company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the company’s underlying business. Management encourages investors to review the company’s net income prepared in accordance with GAAP to understand the company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. Over 90% of the company’s revenues are from products that were initially launched within the last five years.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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